UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2016 (October 11, 2016)

TENNECO INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12387	76-0515284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Field Drive,

Lake Forest, Illinois 60045

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (847) 482-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 11, 2016, as part of its periodic review of corporate governance matters, the Board of Directors (the “Board”) of Tenneco Inc. (the “Company”) adopted certain changes to its By-Laws. The primary change to the By-Laws was to implement proxy access. A new Article I, Section 12 was added to permit a stockholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of the Company’s outstanding shares of common stock to nominate and include in the Company’s annual meeting proxy materials directors constituting the greater of two individuals and 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws. In addition, the Company also amended the By-Laws to (a) clarify and update the process and procedures for stockholders to nominate an individual for election to the Board or to propose other business to be considered at an annual or special meeting of stockholders (Article I, Section 10); (b) require that persons who are nominated in accordance with the procedures and have satisfied the conditions in the By-Laws must complete a questionnaire and make certain representations (Article I, Section 11); (c) change the number of directors required to call a special meeting of the Board from two directors to a majority of the Board (Article II, Section 3); (d) allow an officer of the Company to be removed by either the Board or by another officer who has been delegated the authority to remove such officer by the Board (Article IV, Section 1); and (e) make certain technical and conforming amendments. The foregoing summary of the amendments to the By-Laws is subject to, and qualified in its entirety by, the By-Laws, as amended and restated on October 11, 2016, a copy of which is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.2	By-Laws of Tenneco Inc., as amended and restated effective October 11, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel and Corporate Secretary

October 17, 2016

EXHIBIT INDEX

Exhibit No.	Document

3.2	By-Laws of Tenneco Inc., as amended and restated effective October 11, 2016